                                                 Exhibit 99.1

BARINGS BDC, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS,
ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.26 PER SHARE AND DECLARES SPECIAL DIVIDENDS TOTALING $0.15 PER SHARE
CHARLOTTE, N.C., February 20, 2025 - Barings BDC, Inc. (NYSE: BBDC) (“Barings BDC” or the “Company”) today reported its financial and operating results for the fourth quarter and full year of 2024 and announced that the Company’s Board of Directors (the “Board”) declared a quarterly cash dividend of $0.26 per share and special dividends totaling $0.15 per share, which special dividends will be paid in three equal quarterly installments of $0.05 per share in each of the first three quarters of 2025.
Highlights

Income Statement	Three Months Ended December 31, 2024		Three Months Ended September 30, 2024		Full Year Ended December 31, 2024
(dollars in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(2)	Total Amount	Per Share(3)
Net investment income	$29.5	$0.28	$30.2	$0.29	$131.2	$1.24
Net realized gains (losses)	$(13.8)	$(0.13)	$(10.9)	$(0.10)	$(38.1)	$(0.36)
Net unrealized appreciation (depreciation)	$9.2	$0.08	$2.7	$0.02	$17.2	$0.16
Net increase in net assets resulting from operations	$24.8	$0.24	$22.0	$0.21	$110.3	$1.04
Dividends paid		$0.26		$0.26		$1.04
(1) Based on weighted average shares outstanding during the period of 105,523,884.
(2) Based on weighted average shares outstanding during the period of 105,715,277.
(3) Based on weighted average shares outstanding during the period of 105,793,123.

Investment Portfolio and Balance Sheet
(dollars in millions, except per share data)	As of December 31, 2024	As of September 30, 2024	As of December 31, 2023
Investment portfolio at fair value	$2,449.3	$2,416.7	$2,488.7
Weighted average yield on performing debt investments (at principal amount)	10.2%	10.6%	10.5%

Total assets	$2,695.7	$2,605.1	$2,677.5
Debt outstanding (principal)	$1,463.6	$1,372.8	$1,444.9
Total net assets (equity)	$1,190.4	$1,194.4	$1,196.6
Net asset value per share	$11.29	$11.32	$11.28
Debt-to-equity ratio	1.23x	1.15x	1.21x
Net debt-to-equity ratio (adjusted for unrestricted cash and net unsettled transactions)	1.16x	1.09x	1.15x
Fourth Quarter 2024 Results
Commenting on the quarter, Eric Lloyd, Chief Executive Officer of Barings BDC, stated, “We are pleased to have a strong end to 2024, which saw us deliver record full year net investment income, with a final quarter of robust results. Specifically, in the fourth quarter we out-earned the dividend on a pre-tax basis by more than 15%, further reduced our non-accrual rate to 0.3% of fair value, which further strengthens our position among industry leaders, and deployed $297.9 million towards attractive investments across a range of industries. We believe this consistently positive performance through the year demonstrates the merits of our focused, rigorous and disciplined approach to investing primarily in directly originated, senior-secured loans to middle-market borrowers. Based on these strong results, our confidence in our portfolio, and the momentum we have seen so far in 2025, we are announcing a first quarter dividend of $0.26 per share, and a special dividend totaling $0.15 per share which will be paid in three equal quarterly installments starting in March.”
During the three months ended December 31, 2024, the Company reported total investment income of $70.6 million, net investment income of $29.5 million, or $0.28 per share, and a net increase in net assets resulting from operations of $24.8 million, or $0.24 per share.
Net asset value (“NAV”) per share as of December 31, 2024 was $11.29, as compared to $11.32 as of September 30, 2024. The decrease in NAV per share from September 30, 2024 to December 31, 2024 was primarily attributed to a net realized loss on investments, foreign currency transactions and forward currency contracts of $0.13 per share, partially offset by net unrealized appreciation on the Company’s investment portfolio, credit support agreements, foreign currency transactions and forward currency contracts of approximately $0.08 per share and net investment income exceeding the Company’s fourth quarter dividend by $0.02 per share.
Recent Portfolio Activity
During the three months ended December 31, 2024, the Company made 15 new investments totaling $137.9 million, made investments in existing portfolio companies totaling $156.5 million and made a $3.5 million equity co-investment alongside certain affiliates in a portfolio company that specializes in providing financing to plaintiff law firms engaged in mass tort and other civil litigation. The Company had 12 loans repaid totaling $78.1 million and recognized a net realized loss on these transactions of $0.8 million. The Company received $110.4 million of portfolio company principal payments and sales proceeds and recognized a net realized loss of $0.5 million. The Company received $6.1 million of return of capital from its joint ventures, equity, and royalty rights investments. In addition, the Company sold $27.2 million of middle-market portfolio debt investments to its joint ventures, recognizing a net realized loss on these transactions of $0.4 million. In addition, investments in two portfolio companies were restructured, which resulted in a net realized loss of $4.7 million. Lastly, the Company received proceeds related to the sale of equity investments totaling $0.6 million and recognized a net realized gain on such sales totaling $0.3 million.
During the three months ended December 31, 2024, the Company recorded net unrealized appreciation totaling $9.2 million, consisting of net unrealized appreciation related to forward currency contracts of $27.9 million, net unrealized appreciation related to foreign currency transactions of $14.5 million, unrealized appreciation of $12.0 million on the Sierra credit support agreement with Barings, unrealized appreciation reclassification adjustments of $2.8 million related to the net realized losses on the sales / exits and restructuring of certain investments and unrealized appreciation of $0.3 million on the MVC credit support agreement with Barings, partially offset by net unrealized depreciation on the Company’s current portfolio of $46.0 million and deferred taxes of $2.3 million. The net unrealized depreciation on the Company’s current portfolio of $46.0 million was driven primarily by the impact of foreign currency exchange rates on investments of $37.4 million and the credit or fundamental performance of investments of $10.3 million, partially offset by broad market moves for investments of $1.7 million.
Liquidity and Capitalization
As of December 31, 2024, the Company had cash and foreign currencies of $91.3 million (including restricted cash of $13.5 million), $438.6 million of borrowings outstanding under its $825.0 million senior secured credit agreement, $1,025.0 million aggregate principal amount of unsecured notes outstanding and a net receivable from unsettled transactions of $9.0 million.
Share Repurchase Program
On February 22, 2024, the Board authorized a 12-month share repurchase program (the “Prior Share Repurchase Program”). Under the Prior Share Repurchase Program, the Company may repurchase, during the 12-month period that commenced on March 1, 2024, up to $30.0 million in the aggregate of its outstanding common stock in the open market at prices below the then-current NAV per share. The timing, manner, price and amount of any share repurchases will be determined by the Company, in its discretion, based upon the evaluation of economic and market conditions, the Company’s stock price, applicable legal, contractual and regulatory requirements and other factors. The Prior Share Repurchase Program is expected to be in effect until March 1, 2025, unless extended or until the aggregate repurchase amount that has been approved by the Board has been expended. The Prior Share Repurchase Program does not require the Company to repurchase any specific number of shares, and the Company cannot assure stockholders that any shares will be repurchased under the Prior Share Repurchase Program. The Prior Share Repurchase Program may be suspended, extended, modified or discontinued at any time. As of February 20, 2025, the Company had repurchased a total of 658,132 shares of its common stock in the open market under the Prior Share Repurchase Program at an average price of $9.79 per share, including brokerage commissions.

On February 20, 2025, the Board authorized a new 12-month share repurchase program (the “Share Repurchase Program”). Under the Share Repurchase Program, the Company may repurchase, during the 12-month period commencing on March 1, 2025, up to $30.0 million in the aggregate of its outstanding common stock in the open market at prices below the then-current NAV per share. The timing, manner, price and amount of any share repurchases will be determined by the Company, in its discretion, based upon the evaluation of economic and market conditions, the Company’s stock price, applicable legal, contractual and regulatory requirements and other factors. The Share Repurchase Program is expected to be in effect until March 1, 2026, unless extended or until the aggregate repurchase amount that has been approved by the Board has been expended. The Share Repurchase Program does not require the Company to repurchase any specific number of shares, and the Company cannot assure stockholders that any shares will be repurchased under the program. The program may be suspended, extended, modified or discontinued at any time.
Dividend Information
The Board declared a quarterly cash dividend of $0.26 per share, which is payable as follows:
First Quarter 2025 Dividend:
Amount per share:         $0.26
Record date:             March 5, 2025
Payment date:             March 12, 2025
The Board also declared three special dividends totaling $0.15 per share to be paid in three equal installments during the first three quarters of 2025. The first $0.05 per share special dividend will be paid on March 12, 2025, to stockholders of record as of the close of business on March 5, 2025. The second $0.05 per share special dividend will be paid on June 11, 2025, to stockholders of record as of the close of business on June 4, 2025. The third $0.05 per share special dividend will be paid on September 10, 2025, to stockholders of record as of the close of business on September 3, 2025.
Dividend Reinvestment Plan
Barings BDC has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends and distributions on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend or distribution, stockholders who have not opted out of the DRIP will have their cash dividends or distributions automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash.
When the Company declares and pays dividends and distributions, it determines the allocation of the distribution between current income, accumulated income, capital gains and return of capital on the basis of accounting principles generally accepted in the United States (“GAAP”). At each year end, the Company is required for tax purposes to determine the allocation based on tax accounting principles. Due to differences between GAAP and tax accounting principles, the portion of each dividend distribution that is ordinary income, capital gain or return of capital may differ for GAAP and tax purposes. The tax status of the Company’s distributions can be found on the Investor Relations page of its website.
Subsequent Events
Subsequent to December 31, 2024, the Company made approximately $81.3 million of new commitments, of which $49.9 million closed and funded. The $49.9 million of investments consist of $49.8 million of first lien senior secured debt investments, $0.1 million of second lien senior secured debt investments and $18.3 thousand of equity investments. The weighted average yield of the debt investments was 9.5%. In addition, the Company funded $9.9 million of previously committed revolvers and delayed draw term loans.
Conference Call to Discuss Fourth Quarter and Full Year 2024 Results
Barings BDC has scheduled a conference call to discuss fourth quarter and full year 2024 financial and operating results for Friday, February 21, 2025, at 9:00 a.m. ET.
To listen to the call, please dial 877-407-8831 or 201-493-6736 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available until February 28, 2025. To access the replay, please dial 877-660-6853 or 201-612-7415 and enter conference ID 13750208.

This conference call will also be available via a live webcast on the investor relations section of Barings BDC’s website at https://ir.barings.com/ir-calendar. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company’s website until February 28, 2025.
Forward-Looking Statements
Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Barings BDC’s future performance or financial condition. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations or beliefs, and which are subject to risks and uncertainties that may cause actual results to differ materially. Forward-looking statements include, but are not limited to, the Company’s projected net investment income and earnings, the Company’s distribution levels and frequency of distributions, the Company’s share repurchase activity and investment activity, and the ability of Barings LLC to manage Barings BDC and identify investment opportunities, all of which are subject to change at any time based upon economic, market or other conditions, and may not be relied upon as investment advice or an indication of Barings BDC’s trading intent. More information on the risks and other potential factors that could affect Barings BDC’s financial results and future events, including important factors that could cause actual results or events to differ materially from plans, estimates or expectations included herein or discussed on the webcast/conference call, is included in Barings BDC’s filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Barings BDC’s annual report on Form 10-K and quarterly reports on Form 10-Q. In addition, there is no assurance that Barings BDC or any of its affiliates will purchase additional shares of Barings BDC at any specific discount levels or in any specific amounts. There is no assurance that the market price of Barings BDC’s shares, either absolutely or relative to NAV, will increase as a result of any share repurchases, or that any repurchase plan will enhance stockholder value over the long term.
Non-GAAP Financial Measures
To provide additional information about the Company’s results, the Company’s management has discussed in this press release the Company’s net debt (calculated as (i) total debt less (ii) unrestricted cash and foreign currencies (excluding restricted cash) net of net payables/receivables from unsettled transactions) and its net debt-to-equity ratio (calculated as net debt divided by total net assets), which are not prepared in accordance with GAAP. These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate its leverage and financial condition and believes the presentation of these measures enhances investors’ ability to analyze trends in the Company’s business and to evaluate the Company’s leverage and ability to take on additional debt. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company’s results of operations in conjunction with their corresponding GAAP measures. Pursuant to the requirements of Item 10(e) of Regulation S-K, as promulgated under the Securities Exchange Act of 1934, as amended, the Company has provided a reconciliation of these non-GAAP measures in the last table included in this press release.
About Barings BDC
Barings BDC, Inc. (NYSE: BBDC) is a publicly traded, externally managed investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Barings BDC seeks to invest primarily in senior secured loans in middle-market companies that operate across a wide range of industries. Barings BDC’s investment activities are managed by its investment adviser, Barings LLC, a leading global asset manager based in Charlotte, NC with $421+ billion* of AUM firm-wide. For more information, visit www.baringsbdc.com.

About Barings LLC
Barings is a $421+ billion* global investment manager sourcing differentiated opportunities and building long-term portfolios across public and private fixed income, real estate, and specialist equity markets. With investment professionals based in North America, Europe and Asia Pacific, the firm, a subsidiary of MassMutual, aims to serve its clients, communities and employees, and is committed to sustainable practices and responsible investment. Learn more at www.barings.com.
*Assets under management as of December 31, 2024

Media Contact:
MediaRelations@barings.com

Investor Relations:
BDCinvestorrelations@barings.com, 888-401-1088

Barings BDC, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2024	2023
Assets:
Investments at fair value:
Non-Control / Non-Affiliate investments (cost of $2,033,716 and $2,053,548 as of December 31, 2024 and 2023, respectively)	$1,972,373	$1,995,372
Affiliate investments (cost of $382,848 and $378,865 as of December 31, 2024 and 2023, respectively)	397,236	402,423
Control investments (cost of $106,132 and $103,163 as of December 31, 2024 and 2023, respectively)	79,663	90,920
Total investments at fair value	2,449,272	2,488,715
Cash (restricted cash of $13,493,000 and $0 as of December 31, 2024 and 2023, respectively)	74,381	57,187
Foreign currencies (cost of $17,343 and $13,023 as of December 31, 2024 and 2023, respectively)	16,958	13,341
Interest and fees receivable	39,914	51,598
Prepaid expenses and other assets	1,745	3,564
Credit support agreements (cost of $58,000 as of both December 31, 2024 and 2023)	63,450	57,800
Derivative assets	24,816	1
Deferred financing fees	8,697	3,948
Receivable from unsettled transactions	16,427	1,299
Total assets	$2,695,660	$2,677,453
Liabilities:
Accounts payable and accrued liabilities	$5,567	$2,950
Interest payable	16,245	8,450
Administrative fees payable	540	536
Base management fees payable	7,888	8,347
Incentive management fees payable	7,871	7,737
Derivative liabilities	9,394	11,265
Payable from unsettled transactions	7,380	1,112
Borrowings under credit facilities	438,590	719,914
Notes payable (net of deferred financing fees)	1,011,831	720,583
Total liabilities	1,505,306	1,480,894
Commitments and contingencies
Net Assets:
Common stock, $0.001 par value per share (150,000,000 shares authorized, 105,408,938 and 106,067,070 shares issued and outstanding as of December 31, 2024 and 2023, respectively)	105	106
Additional paid-in capital	1,846,977	1,854,457
Total distributable earnings (loss)	(656,728)	(658,004)
Total net assets	1,190,354	1,196,559
Total liabilities and net assets	$2,695,660	$2,677,453
Net asset value per share	$11.29	$11.28

Barings BDC, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended (Unaudited)		Full Year Ended
	December 31, 2024	September 30, 2024	December 31, 2024
Investment income:
Interest income:
Non-Control / Non-Affiliate investments	$49,228	$50,787	$207,288
Affiliate investments	977	854	3,579
Control investments	(65)	22	395
Total interest income	50,140	51,663	211,262
Dividend income:
Non-Control / Non-Affiliate investments	2,339	1,190	6,174
Affiliate investments	8,745	8,651	34,961
Total dividend income	11,084	9,841	41,135
Fee and other income:
Non-Control / Non-Affiliate investments	5,323	4,221	16,484
Affiliate investments	31	52	352
Control investments	6	16	56
Total fee and other income	5,360	4,289	16,892
Payment-in-kind interest income:
Non-Control / Non-Affiliate investments	3,147	3,987	12,861
Affiliate investments	1	193	713
Control investments	464	622	2,162
Total payment-in-kind interest income	3,612	4,802	15,736
Interest income from cash	429	256	1,144
Total investment income	70,625	70,851	286,169
Operating expenses:
Interest and other financing fees	21,097	22,563	85,516
Base management fee	7,889	8,046	32,404
Incentive management fees	7,871	6,597	23,757
General and administrative expenses	2,386	2,427	9,832
Total operating expenses	39,243	39,633	151,509
Net investment income before taxes	31,382	31,218	134,660
Income taxes, including excise tax expense	1,867	1,033	3,466
Net investment income after taxes	$29,515	$30,185	$131,194

Barings BDC, Inc. Consolidated Statements of Operations - (Continued) (in thousands, except share and per share data)

	Three Months Ended (Unaudited)		Full Year Ended
	December 31, 2024	September 30, 2024	December 31, 2024
Realized gains (losses) and unrealized appreciation (depreciation) on investments, credit support agreements, foreign currency transactions and forward currency contracts:
Net realized gains (losses):
Non-Control / Non-Affiliate investments	$(5,284)	$(8,543)	$(18,749)
Affiliate investments	—	—	(4,179)
Control investments	(845)	—	(845)
Net realized gains (losses) on investments	(6,129)	(8,543)	(23,773)
Foreign currency transactions	(1,437)	508	(535)
Forward currency contracts	(6,273)	(2,859)	(13,804)
Net realized gains (losses)	(13,839)	(10,894)	(38,112)
Net unrealized appreciation (depreciation):
Non-Control / Non-Affiliate investments	(31,065)	24,957	(5,436)
Affiliate investments	(3,478)	(3,452)	(9,169)
Control investments	(10,964)	(1,496)	(14,226)
Net unrealized appreciation (depreciation) on investments	(45,507)	20,009	(28,831)
Credit support agreements	12,250	654	5,650
Foreign currency transactions	14,540	(9,775)	9,306
Forward currency contracts	27,869	(8,159)	31,082
Net unrealized appreciation (depreciation)	9,152	2,729	17,207
Net realized gains (losses) and unrealized appreciation (depreciation) on investments, credit support agreements, foreign currency transactions and forward currency contracts	(4,687)	(8,165)	(20,905)
Net increase (decrease) in net assets resulting from operations	$24,828	$22,020	$110,289
Net investment income per share — basic and diluted	$0.28	$0.29	$1.24
Net increase (decrease) in net assets resulting from operations per share — basic and diluted	$0.24	$0.21	$1.04
Dividends / distributions per share:
Total dividends / distributions per share	$0.26	$0.26	$1.04
Weighted average number of shares outstanding — basic and diluted	105,523,884	105,715,277	105,793,123

Barings BDC, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2024	2023	2022
Cash flows from operating activities:
Net increase (decrease) in net assets resulting from operations	$110,289	$127,999	$4,681
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by (used in) operating activities:
Purchases of portfolio investments	(637,440)	(614,648)	(1,162,247)
Net cash acquired from Sierra merger (cash consideration paid)	—	—	101,896
Transaction costs from Sierra merger	—	—	(8,127)
Repayments received / sales of portfolio investments	641,752	593,505	1,041,370
Loan origination and other fees received	8,694	8,286	20,120
Net realized (gain) loss on investments	23,773	59,533	11,020
Net realized (gain) loss on foreign currency transactions	535	(4,160)	1,259
Net realized (gain) loss on forward currency contracts	13,804	7,377	(25,140)
Net unrealized (appreciation) depreciation on investments	28,831	(67,394)	124,189
Net unrealized (appreciation) depreciation of CSAs	(5,650)	(4,714)	6,714
Net unrealized (appreciation) depreciation on foreign currency transactions	(9,306)	13,389	(22,812)
Net unrealized (appreciation) depreciation on forward currency contracts	(31,082)	(3,905)	14,950
Payment-in-kind interest / dividends	(18,245)	(26,540)	(12,307)
Amortization of deferred financing fees	4,684	3,285	3,053
Accretion of loan origination and other fees	(11,651)	(8,425)	(11,538)
Amortization / accretion of purchased loan premium / discount	(1,092)	(1,895)	(2,322)
Payments for derivative contracts	(24,075)	(21,742)	(5,628)
Proceeds from derivative contracts	10,271	14,365	30,768
Changes in operating assets and liabilities:
Interest and fees receivable	8,417	(6,431)	(14,597)
Prepaid expenses and other assets	(203)	(462)	(3,214)
Accounts payable and accrued liabilities	2,048	8,710	(7,756)
Interest payable	7,807	811	1,935
Net cash provided by (used in) operating activities	122,161	76,944	86,267
Cash flows from financing activities:
Borrowings under credit facilities	206,500	93,447	244,657
Repayments of credit facilities	(477,568)	(113,105)	(148,061)
Proceeds from notes	300,000	—	—
Financing fees paid	(13,788)	(2,404)	(1,870)
Purchases of shares in repurchase plan	(6,442)	(14,772)	(32,105)
Cash dividends / distributions paid	(110,052)	(108,997)	(93,726)
Net cash provided by (used in) financing activities	(101,350)	(145,831)	(31,105)
Net increase (decrease) in cash and foreign currencies	20,811	(68,887)	55,162
Cash and foreign currencies, beginning of period	70,528	139,415	84,253
Cash and foreign currencies, end of period	$91,339	$70,528	$139,415

Barings BDC, Inc. Consolidated Statements of Cash Flows - (Continued) (in thousands)
	Year Ended December 31,
	2024	2023	2022
Supplemental Information:
Cash paid for interest	$68,189	$79,409	$50,641
Excise taxes paid during the period	1,936	1,012	—
Supplemental non-cash information
Acquisitions:
Fair value of net assets acquired, net of cash	—	—	(435,812)
Transaction costs	—	—	2,433
Common stock issued in acquisition of net assets	—	—	499,418
Credit support agreement	—	—	(44,400)
Deemed contribution - from Adviser	—	—	27,730
Deemed contributions - CSA	—	—	44,400

Barings BDC, Inc.
Unaudited Reconciliation of Debt to Net Debt and Calculation of Net Debt-to-Equity Ratio
(in thousands, except ratios)

	As of December 31, 2024		As of September 30, 2024		As of December 31, 2023
Total debt (principal)	$1,463,590		$1,372,811		$1,444,914
minus: Cash and foreign currencies (excluding restricted cash)	(77,846)		(62,781)		(70,528)
plus: Payable from unsettled transactions	7,380		988		1,112
minus: Receivable from unsettled transactions	(16,427)		(12,821)		(1,299)
Total net debt(1)	$1,376,697		$1,298,197		$1,374,199

Total net assets	$1,190,354		$1,194,441		$1,196,559

Total net debt-to-equity ratio(1)	1.16	x	1.09	x	1.15	x
(1) See the “Non-GAAP Financial Measures” section of this press release.